SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Solar Senior Capital Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SOLAR SENIOR CAPITAL LTD.

500 Park Avenue

New York, New York 10022

(212) 993-1670

[            ], 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Solar Senior Capital Ltd. (the “Company”) to be held on May 6, 2014 at 3:30 p.m., Eastern Time, at the offices of Sutherland, Asbill & Brennan LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036.

The notice of annual meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, you will be asked to: (i) elect two directors of the Company; and (ii) approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering). I will provide a presentation on the business and will also be available to respond to stockholders’ questions.

It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card. Your vote and participation in the governance of the Company is very important to us.

Sincerely yours,

Michael Gross

Chairman, Chief Executive Officer and President

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 6, 2014.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2013 are available on the Internet through our website at http://www.solarseniorcap.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

SOLAR SENIOR CAPITAL LTD.

500 Park Avenue

New York, New York 10022

(212) 993-1670

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2014

To the Stockholders of Solar Senior Capital Ltd.:

The 2014 Annual Meeting of Stockholders of Solar Senior Capital Ltd. (the “Company”) will be held at the offices of Sutherland, Asbill & Brennan LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036 on May 6, 2014 at 3:30 p.m., Eastern Time, for the following purposes:

1. To elect two directors of the Company, who will each serve for a term of three years, or until his successor is duly elected and qualified;

2. To approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering); and

3. To transact such other business as may properly come before the meeting.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on March 11, 2014. If you are unable to attend, please sign the enclosed proxy card and return it promptly in the self-addressed envelope provided or vote by telephone or through the Internet. Please refer to the voting instructions provided on your proxy card. In the event there are not sufficient votes for a quorum or to approve the proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

Richard L. Peteka
Corporate Secretary

New York, New York

[            ], 2014

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed self-addressed envelope or vote by telephone or through the Internet. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person if you wish to change your vote.

SOLAR SENIOR CAPITAL LTD.

500 Park Avenue

New York, New York 10022

(212) 993-1670

PROXY STATEMENT

2014 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Solar Senior Capital Ltd. (“Solar Senior Capital,” the “Company,” “we,” “us” or “our”) for use at the Company’s 2014 Annual Meeting of Stockholders (the “Meeting”) to be held on May 6, 2014 at 3:30 p.m., Eastern Time, at the offices of Sutherland, Asbill & Brennan LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036 and at any postponements or adjournments thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report for the fiscal year ended December 31, 2013, are first being sent to stockholders on or about [            ], 2014.

We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or vote by telephone or through the Internet, and the Company receives it in time for voting at the Meeting, the persons named as proxies will vote your shares in the manner that you specify. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), in writing, by submitting a properly executed, later-dated proxy, or by voting in person at the Meeting. Please send your notification to Solar Senior Capital Ltd., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, and submit a properly executed, later-dated proxy or vote in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee (“Broker Shares”), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Annual Meeting. All of our directors are encouraged to attend the Meeting.

Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposals:

1. To elect two directors of the Company, who will each serve for a term of three years, or until his successor is duly elected and qualified;

2. To approve a proposal to authorize the Company to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement (including, without limitation, that the number of shares issued does not exceed 25% of the Company’s then outstanding common stock immediately prior to each such offering); and

3. To transact such other business as may properly come before the meeting.

Voting Securities

You may vote your shares, in person or by proxy, at the Meeting only if you were a stockholder of record at the close of business on March 11, 2014 (the “Record Date”). There were [            ] shares of the Company’s common stock outstanding on the Record Date. Each share of the common stock is entitled to one vote.

Quorum Required

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders entitled to cast a majority of the shares of common stock of the Company entitled to be cast on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “Broker Non-Votes” with respect to such proposals) will be treated as shares present for quorum purposes.

If a quorum is not present at the Meeting, the stockholders who are represented may adjourn the Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Vote Required

Election of Directors. The election of a director requires the affirmative vote of a plurality of the votes cast at the Meeting in person or by proxy. Stockholders may not cumulate their votes. If you vote “Withhold Authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Approval of a Proposal to Authorize the Company to Sell Shares of its Common Stock at a Price or Prices Below the Company’s then Current Net Asset Value Per Share in One or More Offerings, in Each Case Subject to the Approval of its Board of Directors and Compliance with the Conditions Set Forth in the Proxy Statement (Including, Without Limitation, that the Number of Shares Issued Does Not Exceed 25% of the Company’s then Outstanding Common Stock Immediately Prior to Each Such Offering). The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and Broker Non-Votes will have the effect of a vote against this proposal.

Additional Solicitation. If there are not enough votes to approve any proposals at the Meeting, the stockholders who are represented may adjourn the Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

Information Regarding This Solicitation

Our board of directors is making this proxy solicitation and the Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, and proxy card. If brokers, trustees, or fiduciaries and other institutions or nominees holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners, we will reimburse such persons for their reasonable expenses in so doing. In addition, we will indemnify them against any losses arising out of that firm’s proxy soliciting services on our behalf.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and/or by telephone or facsimile transmission by directors, officers or employees of the Company and/or officers or employees of Solar Capital Partners, LLC (“Solar Capital Partners”), the Company’s investment adviser. Solar Capital Partners and Solar Capital Management, LLC (“Solar Capital Management”), the Company’s administrator, are both located at 500 Park Avenue, New York, New York 10022. No additional compensation will be paid to directors, officers or regular employees of the Company or Solar Capital Partners for such services. The Company has also retained Morrow & Co., LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $9,000, plus reimbursement of certain out of pocket expenses.

Stockholders may also provide their voting instructions by telephone or through the Internet. These options require stockholders to input the Control Number which is located on each proxy card. After inputting this number, stockholders will be prompted to provide their voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their telephone call or Internet link. Stockholders who vote via the Internet, in addition to confirming their voting instructions prior to submission, will also receive an e-mail confirming their instructions upon request.

If a stockholder wishes to participate in the Meeting, but does not wish to give a proxy by telephone or electronically, the stockholder may still submit the proxy card originally sent with this Proxy Statement or attend in person.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the beneficial ownership of each current director, the nominees for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon reports filed by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. Our address is 500 Park Avenue, New York, New York 10022.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class(2)
Interested Directors

Michael S. Gross(3)	717,108	[	]%

Bruce Spohler(4)	500,000	[	]%

Independent Directors

Steven Hochberg	7,500		*

Leonard A. Potter	6,250		*

David S. Wachter	5,139		*

Executive Officers

Richard L. Peteka	6,250		*

Guy Talarico	—	—

All executive officers and directors as a group (7 persons)	742,247	[	]%

Pacific Investment Management Company LLC(5)	1,002,766	[	]%

John W. Jordan, II(6)	698,504	[	]%

BlackRock, Inc.(7)	583,528	[	]%

*	Represents less than one percent.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Assumes no other purchases or sales of our common stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with respect to the present intent of the beneficial owners of our common stock listed in this table.
(2)	Based on a total of [ ] shares of the Company’s common stock issued and outstanding on the Record Date.
(3)	Includes (i) 500,000 shares held by Solar Senior Capital Investors LLC and (ii) 100 shares held by Solar Capital Management, LLC, each of which may be deemed to be beneficially owned by Mr. Gross by virtue of his ownership interests in, and control of, Solar Senior Capital Investors LLC and Solar Capital Management, LLC.
(4)	Includes 500,000 shares held by Solar Senior Capital Investors LLC, which may be deemed to be beneficially owned by Messrs. Gross and Spohler by virtue of their collective ownership interest in, and control of, Solar Senior Capital Investors LLC.
(5)	Based upon information contained in the Schedule 13G/A filed February 11, 2014 by Pacific Investment Management Company LLC. Such securities are held by certain investment vehicles controlled and/or managed by Pacific Investment Management Company LLC or its affiliates. The address for Pacific Investment Management Company LLC is 840 Newport Center Drive, Suite 100, Newport Beach, CA 92660.
(6)	Based upon information contained in Schedule 13G filed February 10, 2014 by John W. Jordan, II. Such securities are held by certain investment vehicles controlled and/or managed by John W. Jordan, II or his affiliates. The address for John W. Jordan, II is 767 Fifth Avenue, 48th Floor, New York, New York 10153.
(7)	Based upon information contained in Schedule 13G filed January 30, 2014 by BlackRock, Inc. Such securities are held by certain investment vehicles controlled and/or managed by BlackRock, Inc. or its affiliates. The address for BlackRock is 40 East 52nd Street, 2nd Floor, New York, NY 10022.

Set forth below is the dollar range of equity securities beneficially owned by each of our directors as of the Record Date. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Interested Directors

Michael S. Gross	Over $100,000

Bruce Spohler	Over $100,000

Independent Directors

Steven Hochberg	Over $100,000

Leonard A. Potter	Over $100,000

David S. Wachter	$50,001 - $100,000

(1)	The dollar ranges are: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or Over $100,000.

(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $[ ] on the Record Date on the NASDAQ Global Select Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

PROPOSAL I: ELECTION OF DIRECTORS

Pursuant to the Company’s charter and bylaws, the board of directors is divided into three classes. Directors are elected for a staggered term of three years each, with a term of office of one of the three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected or until his successor is duly elected and qualified.

Mr. Michael S. Gross and Mr. Leonard A. Potter have each been nominated for election for a three year term expiring in 2017. Each of Messrs. Gross and Potter are not being proposed for election pursuant to any agreement or understanding between either Mr. Gross or Mr. Potter and the Company.

A stockholder can vote for or withhold his or her vote from each nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy “FOR” the election of each nominee named below. If either nominee should decline or be unable to serve as a director, it is intended that the proxy will vote for the election of such person as is nominated by the board of directors as a replacement. The board of directors has no reason to believe that either of the persons named below will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information about the Nominees and Directors

As described below under “Committees of the Board of Directors—Nominating and Corporate Governance Committee,” the board of directors has identified certain desired attributes for director nominees. Each of our directors and the director nominees has demonstrated high character and integrity, superior credentials and recognition in his respective field and the relevant expertise and experience upon which to be able to offer advice and guidance to our management. Each of our directors and the director nominees also has sufficient time available to devote to the affairs of the Company, is able to work with the other members of the board of directors and contribute to the success of the Company and can represent the long-term interests of the Company’s stockholders as a whole. Our directors and the director nominees have been selected such that the board of directors represents a range of backgrounds and experience.

Certain information, as of the Record Date, with respect to the nominees for election at the Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, the year in which each person became a director of the Company, and a discussion of their particular experience, qualifications, attributes or skills that lead us to conclude, as of the Record Date, that such individual should serve as a director of the Company, in light of the Company’s business and structure.

The business address of the nominees and the directors listed below is 500 Park Avenue, New York, New York 10022.

Nominees for Directors

Mr. Gross is an “interested person” of the Company as defined in the 1940 Act due to his position as the Chief Executive Officer and President of the Company and a managing member of Solar Capital Partners, the Company’s investment adviser. Mr. Potter is not an “interested person” as defined in the 1940 Act.

Nominees for Class III Directors—Term Expiring 2017

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Interested Director

Michael S. Gross, 52	Chairman of the Board of Directors, Chief Executive Officer and President.	Class III Director since 2010; Term expires 2014.	Chairman of the Board of Directors, Chief Executive Officer and President of Solar Capital Ltd. since 2007; President and Chief Executive Officer of Apollo Investment Corporation from 2004 to 2006.	Chairman of the Board of Directors, Chief Executive Officer and President of Solar Capital Ltd.; Chairman of the Board of Directors of Global Ship Lease Inc.; Director of Saks, Inc. (1992-2013) and Jarden Corporation; Chairman of the Board of Mt. Sinai Children’s Center Foundation; Trustee of The Trinity School; Director of New York Road Runners; Member of the Kellogg Global Advisory Board; and Member of the Ross School of Business BBA Advisory Board at the University of Michigan.

Mr. Gross’ intimate knowledge of the business and operations of Solar Capital Partners, extensive familiarity with the financial industry and the investment management process in particular, and experience as a director of other public and private companies gives the board of directors valuable insight and positions him well to continue to serve as the chairman of our board of directors.

Independent Director

Leonard A. Potter, 52	Director	Class III Director since 2011; Term expires 2014.

President of Wildcat Capital Management, LLC since 2011; Chief Investment Officer of

Salt Creek Hospitality from

2009 to 2011; Managing

Director of Soros Private

Equity at Soros Fund

Management LLC from 2002

to 2009.

Director of Solar Capital Ltd., GSV Capital Corp., Crumbs Bake Shop Inc., and several private companies.

Mr. Potter’s experience practicing as a corporate lawyer provides valuable insight to the board of directors on regulatory and risk management issues. In addition, his tenure in private equity investments and service as a director of both public and private companies provide industry-specific knowledge and expertise to the board of directors.

Current Directors

Class I Director—Term Expiring 2015

Independent Director

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Independent Director
David S. Wachter, 50	Director	Class I Director since 2011; Term expires 2015.	Founding Partner, Managing Director and President of W Capital Partners, a private equity fund manager, since 2001.	Director of Solar Capital Ltd. and of several private companies.

Mr. Wachter’s extensive knowledge of private equity and investment banking provides the board of directors with the valuable insight of an experienced financial manager.

Class II Directors—Term Expiring 2016

Interested Director

Mr. Spohler is an “interested person” of the Company as defined in the 1940 Act due to his position as the Chief Operating Officer and President of the Company and a managing member of Solar Capital Partners, the Company’s investment adviser.

Name, Address and Age(1)	Position(s) Held with Company	Terms of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Director or Nominee for Director During Past 5 Years(2)
Interested Director

Bruce Spohler, 53	Director; Chief Operating Officer.	Class II Director since 2010; Term expires 2016.	Chief Operating Officer of Solar Capital Ltd. since 2007; previously, Managing Director and a former Co-Head of U.S. Leveraged Finance for CIBC World Markets since 1995.	Director of Solar Capital Ltd.

Mr. Spohler’s depth of experience in managerial positions in investment management, leveraged finance and financial services, as well as his intimate knowledge of the Company’s business and operations, gives the board of directors valuable industry-specific knowledge and expertise on these and other matters.

Independent Director

Steven Hochberg, 53	Director	Class II Director since 2011; Term expires 2016.	Founder of Ascent Biomedical Ventures, a venture investor in biomedical technology companies, since 1992. Partner at Deerfield Management, a healthcare investment firm, since 2013.	Director of Solar Capital Ltd., Chairman of the Board of Directors of Biomerix Corporation, Crosstrees Medical, Inc. and Ouroboros, Inc.; Director of Synecor, LLC and SpineView Inc. Mr. Hochberg was Chairman of the Board of Trustees of Continuum Health Partners until its merger with Mount Sinai in 2013, where he is the Senior Vice Chairman of the Mount Sinai Health System.

Mr. Hochberg’s varied experience in investing in medical technology companies provides the board of directors with particular knowledge of this field, and his role as chairman of other companies’ board of directors brings the perspective of a knowledgeable corporate leader.

(1)	The business address of the director nominees and other directors and executive officers is c/o Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022.
(2)	All of the Company’s directors also serve as directors of Solar Capital Ltd., which is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) and for which Solar Capital Partners serves as investment adviser. Mr. Potter also serves as a director of GSV Capital Corp., which is a closed-end management investment company that has elected to be regulated as a BDC.

Information about Executive Officers Who Are Not Directors

The following information, as of the Record Date, pertains to our executive officers who are not directors of the Company.

Name, Address, and Age(1)	Position(s) Held with Company	Principal Occupation(s) During Past 5 Years
Richard L. Peteka, 52	Chief Financial Officer, Treasurer and Secretary	Chief Financial Officer, Treasurer and Secretary of the Company and of Solar Senior Capital Ltd. since May 2012. Mr. Peteka joined the Company from Apollo Investment Corporation, a publicly-traded BDC, where he served from 2004 to 2012 as the Chief Financial Officer and Treasurer. Prior to that, Mr. Peteka was Chief Financial Officer and Treasurer of various closed-end and open-end registered investment companies for Citigroup Asset Management. He joined Citigroup Asset Management as a Director in July 1999.

Guy Talarico, 58	Chief Compliance Officer	Chief Compliance Officer of Solar Senior Capital Ltd. since 2010; Chief Compliance Officer of Solar Capital Ltd. since 2008; Chief Executive Officer of Alaric Compliance Services, LLC, (successor to EOS Compliance Services LLC) since 2004; currently serves as Chief Compliance Officer for Keeley Funds Inc., The FBR Funds and PennantPark Investment Corporation.

(1)	The business address of the executive officers is c/o Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022.

Director Independence

In accordance with rules of the NASDAQ Stock Market, our board of directors annually determines each director’s independence. We do not consider a director independent unless the board of directors has determined that he has no material relationship with us. We monitor the relationships of our directors and officers through a questionnaire each director completes no less frequently than annually and updates periodically as information provided in the most recent questionnaire changes.

Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the board of directors, the Chairman of the Nominating and Corporate Governance Committee and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change. The board of directors limits membership on the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee to independent directors.

In order to evaluate the materiality of any such relationship, the board of directors uses the definition of director independence set forth in the rules promulgated by the NASDAQ Stock Market. Rule 5605(a)(2) provides that a director of a BDC, shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act.

The board of directors has determined that each of the directors is independent and has no relationship with us, except as a director and stockholder, with the exception of Michael S. Gross, as a result of his positions as the Chief Executive Officer and President of the Company and a managing member of Solar Capital Partners, the Company’s investment adviser, and Bruce Spohler, as a result of his position as Chief Operating Officer of the Company and a managing member of Solar Capital Partners.

Board Leadership Structure

Our board of directors monitors and performs an oversight role with respect to the business and affairs of Solar Senior Capital, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to Solar Senior Capital. Among other things, our board of directors approves the appointment of our investment adviser and officers, reviews and monitors the services and activities performed by our investment adviser and executive officers and approves the engagement, and reviews the performance of, our independent public accounting firm.

Under Solar Senior Capital’s bylaws, our board of directors may designate a chairman to preside over the meetings of the board of directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the board. We do not have a fixed policy as to whether the chairman of the board should be an independent director and believe that we should maintain the flexibility to select the chairman and reorganize the leadership structure, from time to time, based on the criteria that is in the best interests of Solar Senior Capital and its stockholders at such times.

Presently, Mr. Gross serves as the chairman of our board of directors. Mr. Gross is an “interested person” of Solar Senior Capital as defined in Section 2(a)(19) of the 1940 Act because he is the president and chief executive officer of Solar Senior Capital, serves on the investment committee of our investment adviser and is a managing member of our investment adviser. We believe that Mr. Gross’ history with Solar Senior Capital, familiarity with its investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the chairman of our board of directors. We believe that Solar Senior Capital is best served through this existing leadership structure, as Mr. Gross’ relationship with Solar Senior Capital’s investment adviser provides an effective bridge and encourages an open dialogue between management and the board of directors, ensuring that both groups act with a common purpose.

Our board of directors does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is chairman of the board, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of audit, nominating and corporate governance committee and compensation committees comprised solely of independent directors and the appointment of a chief compliance officer, with whom the independent directors meet regularly without the presence of interested directors and other members of management, for administering our compliance policies and procedures.

We recognize that different board leadership structures are appropriate for companies in different situations. We re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet Solar Senior Capital’s needs.

Board’s Role In Risk Oversight

Our board of directors performs its risk oversight function primarily through (a) its three standing committees, which report to the entire board of directors and are comprised solely of independent directors, and (b) active monitoring of our chief compliance officer and our compliance policies and procedures.

As described below in more detail under “Committees of the Board of Directors,” the audit committee, the nominating and corporate governance committee and the compensation committee assist the board of directors in fulfilling its risk oversight responsibilities. The audit committee’s risk oversight responsibilities include overseeing Solar Senior Capital’s accounting and financial reporting processes, Solar Senior Capital’s systems of internal controls regarding finance and accounting, and audits of Solar Senior Capital’s financial statements. The nominating and corporate governance committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by our stockholders, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board and our management. The compensation committee’s risk oversight responsibilities include, to the extent that we compensate our executive officers directly in the future, reviewing and evaluating the compensation of our executive officers and making recommendations to the board of directors regarding such compensation.

Our board of directors also performs its risk oversight responsibilities with the assistance of the chief compliance officer. The board of directors annually reviews a written report from the chief compliance officer discussing the adequacy and effectiveness of the compliance policies and procedures of Solar Senior Capital and its service providers. The chief compliance officer’s annual report addresses at a minimum (a) the operation of the compliance policies and procedures of Solar Senior Capital and its service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the chief compliance officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which the board of directors would reasonably need to know to oversee our compliance activities and risks. In addition, the chief compliance officer meets separately in executive session with the independent directors at least once each year.

We believe that our board’s role in risk oversight is effective, and appropriate given the extensive regulation to which we are already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that our asset coverage must equal at least 200% immediately after each time we incur indebtedness, we generally have to invest at least 70% of our total assets in “qualifying assets” and we are not generally permitted to invest in any portfolio company in which one of our affiliates currently has an investment.

We recognize that different board roles in risk oversight are appropriate for companies in different situations. We re-examine the manners in which the board administers its oversight function on an ongoing basis to ensure that they continue to meet Solar Senior Capital’s needs.

Committees of the Board of Directors

An Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee have been established by our board of directors. During 2013, our board of directors held five Board of Directors meetings, four Audit Committee meetings and one Nominating and Corporate Governance Committee meeting. The Compensation Committee did not meet in 2013 because it was established in 2014. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the respective committees on which they serve. We require each director to make a diligent effort to attend all board and committee meetings as well as each annual meeting of our stockholders.

Audit Committee. The Audit Committee operates pursuant to a charter approved by our board of directors, a copy of which is available on our website at http://www.solarseniorcap.com. The charter sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include selecting the independent registered public accounting firm for the Company, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing the Company’s annual financial statements and periodic filings and receiving the Company’s audit reports and financial statements. The Audit Committee also establishes guidelines and makes recommendations to our board of directors regarding the valuation of our investments. The Audit Committee is responsible for aiding our board of directors in determining the fair value of debt and equity securities that are not publicly traded or for which current market values are not readily available. The Board of Directors and Audit Committee may utilize the services of nationally recognized third-party valuation firms to help determine the fair value of these securities. The Audit Committee is currently composed of Messrs. Hochberg,

Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act. Mr. Hochberg serves as Chairman of the Audit Committee. Our board of directors has determined that Mr. Hochberg is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Mr. Hochberg meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our board of directors, a copy of which is available on our website at http://www.solarseniorcap.com. The members of the Nominating and Corporate Governance Committee are Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act. Mr. Wachter serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the board of directors or a committee thereof, developing and recommending to the board of directors a set of corporate governance principles and overseeing the evaluation of the board of directors and our management. The Nominating and Corporate Governance Committee currently does not consider nominees recommended by our stockholders.

The Nominating and Corporate Governance committee seeks candidates who possess the background, skills and expertise to make a significant contribution to the board of directors, the Company and its stockholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs of the Company;

•	are able to work with the other members of the board of directors and contribute to the success of the Company;

•	can represent the long-term interests of the Company’s stockholders as a whole; and

•	are selected such that the board of directors represents a range of backgrounds and experience.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses diversity, among other factors, with a view toward the needs of the board of directors as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the board of directors, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee’s goal of creating a board of directors that best serves the needs of Solar Senior Capital and the interest of its shareholders.

Compensation Committee. The Compensation Committee operates pursuant to a charter approved by our board of directors, a copy of which is available on our website at http://www.solarseniorcap.com . The charter sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for reviewing and evaluating compensation and making recommendations to the board of directors regarding executive officer direct compensation. In addition, the Compensation Committee is responsible for assisting the our board of directors with matters related to compensation generally. The Compensation Committee has the authority to engage compensation consultants and to delegate their duties and responsibilities to a member or to a subcommittee of the Compensation Committee. The members of the Compensation Committee are Messrs. Hochberg, Wachter and Potter, all of whom are considered independent under the rules of the NASDAQ Stock Market and are not “interested persons” of the Company as that term is defined in Section 2(a)(19) of the 1940 Act. Mr. Potter serves as Chairman of the Compensation Committee.

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company’s investor relations department. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s board of directors by sending their communications to Solar Senior Capital Ltd., c/o Richard L. Peteka, Corporate Secretary, 500 Park Avenue, New York, New York 10022. All stockholder communications received in this manner will be delivered to one or more members of the board of directors.

Code of Ethics

The Company has adopted a code of ethics which applies to, among others, its senior officers, including its Chief Executive Officer and its Chief Financial Officer, as well as every officer, director and employee of the Company. The Company’s code can be accessed via its website at http://www.solarseniorcap.com. The Company intends to disclose amendments to or waivers from a required provision of the code on Form 8-K.

Compensation of Directors

The following table sets forth compensation of the Company’s directors, for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Interested Directors

Michel S. Gross	—	—	—	—

Bruce Spohler	—	—	—	—

Independent Directors

Steven Hochberg	$62,500	—	—	$62,500

David S. Wachter	$60,000	—	—	$60,000

Leonard A. Potter	$58,750	—	—	$58,750

(1)	For a discussion of the independent directors’ compensation, see below.
(2)	We do not maintain a stock or option plan, non-equity incentive plan or pension plan for our directors. However, our independent directors have the option to receive all or a portion of the directors’ fees to which they would otherwise be entitled in the form of shares of our common stock issued at a price per share equal to the greater of our then current net asset value per share or the market price at the time of payment. No shares were issued to any of our independent directors in lieu of cash during 2013.

Our independent directors’ annual fee is $50,000. The independent directors also receive $1,250 ($500 if participating telephonically) plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and $500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended. In addition, the Chairman of the Audit Committee receives an annual fee of $3,750, the Chairman of the Nominating and Corporate Governance Committee receives an annual fee of $1,250 and the Chairman of the Compensation Committee receives an annual fee of $1,250. Further, we purchase directors’ and officers’ liability insurance on behalf of our directors and officers. Our independent directors also have the option to receive all or a portion of the directors’ fees to which they would otherwise be entitled in the form of shares of our common stock issued at a price per share equal to the greater of our then current net asset value per share or the market price at the time of payment. No shares were issued to any of our independent directors in lieu of cash during 2013. In addition, no compensation was paid to directors who are interested persons of the Company as defined in the 1940 Act.

Compensation of Executive Officers

None of our officers receives direct compensation from the Company. As a result, we do not engage any compensation consultants. Mr. Gross, our Chief Executive Officer and President, and Mr. Spohler, our Chief Operating Officer, through their ownership interest in Solar Capital Partners, our investment adviser, are entitled to a portion of any profits earned by Solar Capital Partners, which includes any fees payable to Solar Capital Partners under the terms of the Advisory Agreement, less expenses incurred by Solar Capital Partners in performing its services under the Advisory Agreement. Messrs. Gross and Spohler do not receive any additional compensation from Solar Capital Partners in connection with the management of our portfolio.

Mr. Peteka, our Chief Financial Officer, Treasurer and Secretary and, through Alaric Compliance Services, LLC, Guy Talarico, our Chief Compliance Officer, are paid by Solar Capital Management, our administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered by such persons to the Company. To the extent that Solar Capital Management outsources any of its functions we will pay the fees associated with such functions on a direct basis without profit to Solar Capital Management.

Indemnification Agreements

We have entered into indemnification agreements with our directors. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that Solar Senior Capital shall indemnify the director who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Maryland law and the 1940 Act.

Certain Relationships and Transactions

We have entered into the Advisory Agreement with Solar Capital Partners. Mr. Gross, our chairman, chief executive officer and president, is a managing member and a senior investment professional of, and has financial and controlling interests in, Solar Capital Partners. In addition, Mr. Spohler, our chief operating officer and board member, and Mr. Peteka, our chief financial officer, treasurer and secretary, serve as a managing member and chief financial officer, respectively, for Solar Capital Partners. Mr. Spohler also has financial interests in Solar Capital Partners.

Solar Capital Partners and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with ours. For example, Solar Capital Partners presently serves as investment adviser to Solar Capital Ltd., a publicly traded BDC, which focuses on investing primarily in senior secured loans, mezzanine loans and equity securities. In addition, Michael S. Gross, our chairman and chief executive officer, Bruce Spohler, our chief operating officer, and Richard L. Peteka, our chief financial officer, serve in similar capacities for Solar Capital Ltd. Solar Capital Partners and its affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, Solar Capital Partners or its affiliates may determine that we should invest side-by-side with one or more other funds. Any such investments will be made only to the extent permitted by applicable law and interpretive positions of the SEC and its staff, and consistent with Solar Capital Partners’ allocation procedures.

Regulatory restrictions limit our ability to invest in any portfolio company in which any affiliate currently has an investment. We, Solar Capital Ltd., and Solar Capital Partners, have filed an exemptive application to the SEC to permit greater flexibility to negotiate the terms of co-investments. We believe that it will be advantageous for us to co-invest with funds managed by Solar Capital Partners where such investment is consistent with the investment objectives, investment positions, investment policies, investment strategy, investment restrictions, regulatory requirements and other pertinent factors applicable to us. There is no assurance that our application for exemptive relief will be granted by the SEC. Accordingly, we cannot assure you that we will be permitted to co-invest with the funds managed by Solar Capital Partners.

In addition, we have adopted a formal code of ethics that governs the conduct of our officers and directors. Our officers and directors also remain subject to the duties imposed by both the 1940 Act and the Maryland General Corporation Law.

We have entered into a license agreement with Solar Capital Partners, pursuant to which Solar Capital Partners has agreed to grant us a non-exclusive, royalty-free license to use the name “Solar Senior Capital.” In addition, pursuant to the terms of the Administration Agreement, Solar Capital Management provides us with the office facilities and administrative services necessary to conduct our day-to-day operations. Solar Capital Partners is the sole member of and controls Solar Capital Management.

Board Consideration of the Investment Advisory and Management Agreement

Our Board of Directors determined at a meeting held on October 29, 2013, to re-approve the current Advisory Agreement between the Company and Solar Capital Partners. In its consideration of the re-approval of the Advisory Agreement, the Board of Directors focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by Solar Capital Partners;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;

•	our historical and projected operating expenses and expense ratio compared to BDCs with similar investment objectives;

•	any existing and potential sources of indirect income to Solar Capital Partners or Solar Capital Management from their relationships with us and the profitability of those relationships, including through the Advisory Agreement and the Administration Agreement;

•	information about the services to be performed and the personnel performing such services under the Advisory Agreement;

•	the organizational capability and financial condition of Solar Capital Partners and its affiliates;

•	Solar Capital Partners’ practices regarding the selection and compensation of brokers that may execute our portfolio transactions and the brokers’ provision of brokerage and research services to Solar Capital Partners; and

•	the possibility of obtaining similar services from other third party service providers or through an internally managed structure.

Based on the information reviewed and the discussions, the Board of Directors, including a majority of the non-interested directors, concluded that fees payable to Solar Capital Partners pursuant to the Advisory Agreement were reasonable in relation to the services to be provided. The Board of Directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board of Directors may have given different weights to different factors.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based solely on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2013.

Independent Registered Public Accounting Firm

The Audit Committee and the independent directors of the board of directors have selected KPMG LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.

KPMG LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates. It is expected that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Table below in thousands

	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2012
Audit Fees	$255	$220

Audit-Related Fees	137	85

Tax Fees	26	88

All Other Fees	—	—

Total Fees:	$418	$393

Audit Fees: Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and quarterly reviews and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Services Fees: Tax services fees consist of fees billed for professional tax services. These services also include assistance regarding federal, state, and local tax compliance.

All Other Fees: Other fees would include fees for products and services other than the services reported above.

Audit Committee Report

The Audit Committee of our board of directors operates under a written charter adopted by the board of directors. The Audit Committee is currently composed of Messrs. Hochberg, Wachter and Potter.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”). The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and KPMG, with and without management present. The Audit Committee included in its review results of KPMG’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the SEC. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

The Audit Committee also has discussed with KPMG matters relating to KPMG’s assessment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by PCAOB Auditing Standard 16 (Communications with Audit Committees). In addition, the Audit Committee has discussed with KPMG their independence from management and the Company, as well as the matters in the written disclosures received from KPMG and required by Public Company Accounting Oversight Board Rule 3520 (Auditor Independence). The Audit Committee received a letter from KPMG confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with KPMG the Company’s critical accounting policies and practices, internal controls, other material written communications to management, and the scope of KPMG’s audits and all fees paid to KPMG during the fiscal year. The Audit Committee has adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by KPMG for the Company. The Audit Committee has reviewed and considered the compatibility of KPMG’s performance of non-audit services with the maintenance of KPMG’s independence as the Company’s independent registered public accounting firm.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the board of directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee also recommended the selection of KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2014.

                         Respectfully Submitted,

                         The Audit Committee

                         Steven Hochberg

                         David S. Wachter

                         Leonard A. Potter

The material contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL II:

APPROVAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS, IN EACH CASE SUBJECT TO THE APPROVAL OF ITS BOARD OF DIRECTORS AND COMPLIANCE WITH THE CONDITIONS SET FORTH IN THE PROXY STATEMENT.

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the then current net asset value (“NAV”) per share of such stock, exclusive of sales compensation, unless its stockholders approve such a sale and the Company’s board of directors make certain determinations. Shares of the Company’s common stock have traded at a price both above and below their NAV since they have begun trading on the NASDAQ Global Select Market.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock, not exceeding 25% of its then outstanding common stock immediately prior to each such offering, at a price below its then current NAV, subject to certain conditions discussed below. The Company’s board of directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay dividends to stockholders could be adversely affected.

While the Company has no immediate plans to sell shares of its common stock below NAV, it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell shares of common stock below NAV. These sales typically must be undertaken quickly. The final terms of any such sale will be determined by the board of directors at the time of sale. Also, because the Company has no immediate plans to sell any shares of its common stock, it is impracticable to describe the transaction or transactions in which such shares of common stock would be sold. Instead, any transaction where the Company sells such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the board of directors at the time of sale. There will be no limit on the percentage below net asset value per share at which shares may be sold by the Company under this proposal. However, the Company does not presently intend to sell shares of its common stock at a price that is more than 20% lower than the Company’s then current NAV, absent extenuating circumstances. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such sale in accordance with the terms of this proposal. If approved, as required under the 1940 Act, the authorization would be effective for securities sold during a period beginning on the date of such stockholder approval and expiring on the earlier of the anniversary of the date of the Meeting or the date of the Company’s 2015 Annual Meeting of Stockholders. Stockholders approved similar proposals at the 2012 and 2013 Annual Meetings of Stockholders. However, notwithstanding such stockholder approvals, since the Company’s initial public offering on February 24, 2011, the Company has not sold any shares of its common stock at a price below the Company’s then current NAV.

Generally, common stock offerings by BDCs are priced based on the market price of the currently outstanding shares of common stock, less a small discount of approximately 5% (which may be higher or lower depending on market conditions). Accordingly, even when shares of the Company’s common stock trade at a market price below NAV, this proposal would permit the Company to offer and sell shares of its common stock in accordance with pricing standards that market conditions generally require, subject to the conditions described below in connection with any offering undertaken pursuant to this proposal. This Proxy Statement is not an offer to sell securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

1940 Act Conditions for Sales below NAV

The Company’s ability to issue shares of its common stock at a price below NAV is governed by the 1940 Act. If stockholders approve this proposal, the Company will only sell shares of its common stock at a price below NAV per share if the following conditions are met:

•	a majority of the Company’s directors who are not “interested persons” of the Company as defined in the 1940 Act, and who have no financial interest in the sale, shall have approved the sale and determined that it is in the best interests of the Company and its stockholders; and

•

a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount, which could be substantial.

Board Approval

On January 21, 2014, the Company’s board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, approved this proposal as in the best interests of the Company and its stockholders and is recommending that the Company’s stockholders vote in favor of this proposal to offer and sell shares of the Company’s common stock at prices that may be less than NAV. In evaluating this proposal, the Company’s board of directors, including the non-interested directors, considered and evaluated factors including the following, as discussed more fully below:

•	possible long-term benefits to the Company’s stockholders; and

•	possible dilution to the Company’s NAV

Prior to approving this proposal, the Company’s board of directors met to consider and evaluate material that our management provided on the merits of our possibly raising additional capital and the merits of publicly offering shares of the Company’s common stock at a price below NAV. The Company’s board of directors considered the objectives of a possible offering, the mechanics of an offering, establishing size parameters for an offering, the possible effects of dilution, common stock trading volume, and other matters, including that the Company’s common stock has frequently traded both above and below NAV in recent quarters. The board of directors evaluated a full range of offering sizes. However, the board of directors has not yet drawn any definite conclusions regarding the size of a contemplated capital raise at this time, to the extent the Company’s common stock were to trade below NAV. In determining whether or not to offer and sell common stock, including below NAV, the board of directors has a duty to act in the Company’s best interests and its stockholders and must comply with the other requirements of the 1940 Act.

Reasons to Offer Common Stock below NAV

The Company’s board of directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to continue to pay dividends to stockholders could be adversely affected. In reaching that conclusion, the Company’s board of directors considered the following possible benefits to its stockholders:

Current Market Conditions Have Created Attractive Opportunities

Current market opportunities have created, and we believe will continue to create for the foreseeable future, favorable opportunities to invest, including opportunities that, all else being equal, may increase the Company’s NAV over the longer-term, even if financed with the issuance of common stock below NAV. Stockholder approval of this proposal, subject to the conditions detailed below, is expected to provide the Company with the flexibility to invest in such opportunities. We believe that current market conditions provide attractive opportunities to use capital.

Market conditions also have beneficial effects for capital providers, including reduced competition, more favorable pricing of credit risk, more conservative capital structures and more creditor-friendly contractual terms. Accordingly, we believe that the Company could benefit from access to capital in this constrained credit market and that the current environment should provide attractive investment opportunities. The Company’s ability to take advantage of these opportunities will depend upon its access to capital.

Greater Investment Opportunities Due to Larger Capital Resources

The Company’s board of directors believes that additional capital raised through an offering of shares of its common stock may help it generate additional deal flow. Based on discussions with management, the Company’s board of directors believes that greater deal flow, which may be achieved with more capital, would enable the Company to be a more significant participant in the private debt and equity markets and to compete more effectively for attractive investment opportunities. Management has represented to the Company’s board of directors that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s common stock. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Higher Market Capitalization and Liquidity May Make the Company’s Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of its common stock greater liquidity. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations of the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of its common stock.

Maintenance or Possible Increase of Dividends

A larger and more diversified portfolio could provide the Company with more consistent cash flow, which may support the maintenance and growth of its dividend. The Company generally distributes dividends to its stockholders monthly and for the year ended December 31, 2013 the Company declared a total of $1.41 per share of its common stock. Although management will continue to seek to generate income sufficient to pay the Company’s dividends in the future, the proceeds of future offerings, and the investments thereof, could enable the Company to maintain and possibly grow its dividends, which may include a return of capital.

Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base.

Status as a BDC and RIC and Maintaining a Favorable Debt-to-Equity Ratio

As a BDC and a RIC, for tax purposes, the Company is dependent on its ability to raise capital through the sale of common stock. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, for the same reason BDCs, in order to borrow money or issue preferred stock, must maintain a debt to equity ratio of not more than 1:1, which requires the Company to finance its investments with at least as much common equity as debt and preferred stock in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Exceeding the required 1:1 debt-to-equity ratio would have severe negative consequences for a BDC, including an inability to pay dividends, possible breaches of debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed the required 1:1 debt-to-equity ratio, the markets the Company operates in and the general economy remain volatile and uncertain. Even though the underlying performance of a particular portfolio company may not indicate impairment or an inability to repay indebtedness in full, the volatility in the debt capital markets may continue to impact the valuations of debt investments negatively and result in further unrealized write-downs of debt investments. Any such asset write- downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, will negatively impact its stockholders’ equity and the resulting debt-to-equity ratio. Issuing new equity will improve the Company’s debt-to-equity ratio. In addition to meeting legal requirements applicable to BDCs, having a more favorable debt-to-equity ratio will also generally strengthen the Company’s balance sheet and give it more flexibility in its operations.

Trading History

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that the Company’s shares of common stock will trade at a discount from net asset value, or at premiums that are unsustainable over the long term, are separate and distinct from the risk that the Company’s net asset value will decrease. Since the Company’s initial public offering on February 24, 2011, its shares of common stock have traded at both a discount and a premium to

the net assets attributable to those shares. As of [            ], 2014, the Company’s shares of common stock traded at a [premium/discount] equal to approximately [    ]% of the net assets attributable to those shares based upon its net asset value as of December 31, 2013. It is not possible to predict whether the shares that may be offered pursuant to this approval will trade at, above, or below net asset value. The following table lists the high and low closing sales prices for our common stock for each fiscal quarter since the beginning of 2012, such sales prices as a percentage of NAV per share and monthly distributions per share.

			Price Range				Premium or (Discount) of High Closing	Premium or (Discount) of Low Closing	Declared Dividends
	NAV(1)		High		Low		Price to NAV(2)	Price to NAV(2)	Per Share(3)
Fiscal 2014
First Quarter (through March [ ], 2014)		*	[	]	[	]	*	*
Fiscal 2013
Fourth Quarter		*	$18.87		17.73		*	*	$0.3525
Third Quarter	$17.91		19.30		$17.68		7.8%	(1.3)%	0.3525
Second Quarter	18.03		19.37		17.98		7.4	(0.3)%	0.3525
First Quarter	18.25		19.45		18.55		6.6	1.6	0.3525
Fiscal 2012
Fourth Quarter	$18.33		$18.84		$17.10		2.8%	(6.7)%	$0.3525
Third Quarter	18.60		18.42		16.72		(1.0)	(10.1)	0.3375
Second Quarter	18.54		17.19		15.65		(7.3)	(15.6)	0.30
First Quarter	18.45		17.27		15.43		(6.4)	(16.4)	0.30

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.
(2)	Calculated as of the respective high or low closing price divided by NAV and subtracting 1.
(3)	Represents the cash dividend for the specified quarter.
*	Not determinable at the time of filing.

Key Stockholder Considerations

Dilution

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the dilutive effect of the issuance of shares of the Company’s common stock at a price that is less than the NAV per share and the expenses associated with such issuance on the NAV per outstanding share of the Company’s common stock. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a disproportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. There will be no limit on the percentage below net asset value per share at which shares may be sold by the Company under this proposal. However, the Company does not presently intend to sell shares of its common stock at a price that is more than 20% lower than the Company’s then current NAV, absent extenuating circumstances. The board of directors of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV per share and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of common stock below NAV.

In addition, stockholders should consider the risk that the approval of this proposal could cause the market price of the Company’s common stock to decline in anticipation of sales of its common stock below NAV, thus causing the Company’s shares to trade at a discount to NAV. The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares reduces net asset value per share. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then-current NAV, their voting power will be diluted.

The precise extent of any such dilution cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The board of directors would expect that the net proceeds to us will be equal to the price that investors pay per share, less the amount of any underwriting discounts and commissions, typically 95% of the market price.

As discussed above, it should be noted that the maximum number of shares issuable below NAV that could result in such dilution is limited to 25% of the Company’s then outstanding common stock immediately prior to each such offering. As a result, the maximum amount of dilution to existing stockholders will be limited to no more than 20% of the Company’s then current NAV, assuming the Company were to issue the maximum number of shares at no more than par value, or $0.01 per share.

Examples of Dilutive Effect of the Issuance of Shares Below NAV

The following table illustrates the level of net asset value dilution that would be experienced by a nonparticipating stockholder in four different hypothetical offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from net asset value); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from net asset value); (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and commissions (a 20% discount from net asset value); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.01 per share after offering expenses and commissions (a 100% discount from net asset value).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount		Example 4 25% Offering at 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price

Price per Share to the Public	—	$10.00	—	$9.47	—	$8.42	—	$0.01	—

Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—	$0.01	—

Decrease to NAV

Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%	1,250,000	25.00%

NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%	$8.00	(20.00)%

Dilution to Stockholder

Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000	—

Percentage Held by Stockholder A	1.00%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%	0.80%	(20.00)%

Total Asset Values

Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%	$80,020	(19.98)%

Total Investment by Stockholder A(1)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—

Total Dilution to Stockholder A(2)	—	$(200)	—	$(900)	—	$(3,300)	—	$(19,980)	—

Per Share Amounts

NAV per Share held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—	$8.00	—

Investment per Share held by Stockholder A(3)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Dilution per Share held by Stockholder A(4)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—	$(2.00)	—

Percentage Dilution to Stockholder A(5)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%	—	(19.98)%

(1)	Assumed to be $10.00 per Share.
(2)	Represents total NAV less total investment.
(3)	Assumed to be $10.00 per Share on Shares held prior to sale.
(4)	Represents NAV per Share less Investment per Share.
(5)	Represents Dilution per Share divided by Investment per Share.

Other Considerations

In reaching its recommendation to the stockholders of the Company to approve this proposal, the board of directors considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional shares of our common stock will increase the management fees that we pay to Solar Capital Partners as such fees are partially based on the amount of our gross assets, as well as the effect of the following factors:

•	the costs and benefits of a common stock offering below NAV compared to other possible means for raising capital or concluding not to raise capital;

•	the size of a common stock offering in relation to the number of shares outstanding;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital.

The board of directors, including a majority of the non-interested directors who have no financial interest in this proposal, concluded that the benefits to the stockholders from increasing our capital base outweighed any detriment, including from increased management fees, especially considering that the management fees would increase regardless of whether we offer shares of common stock below NAV or above NAV, or dilution to existing stockholders.

Potential Investors

The Company has not yet solicited any potential buyers of the shares that it may elect to issue in any future offering in order to comply with the federal securities laws. No shares are earmarked for management or other affiliated persons of the Company. However, members of management and other affiliated persons may participate in a common stock offering on the same terms as others.

Required Vote.

Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding voting securities as of the Record Date; and (2) a majority of the outstanding voting securities as of the Record Date that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding voting securities” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS, IN EACH CASE SUBJECT TO THE APPROVAL OF ITS BOARD OF DIRECTORS AND COMPLIANCE WITH THE CONDITIONS SET FORTH IN THE PROXY STATEMENT.

OTHER BUSINESS

The board of directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Meeting unless certain securities law requirements are met.

AVAILABLE INFORMATION

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us at Solar Senior Capital Ltd., 500 Park Avenue, New York, NY 10022, by telephone at (212) 993-1670, or on our website at http://www.solarseniorcap.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal at the 2014 Meeting of Stockholders must submit the proposal in writing to the Company at its address of 500 Park Avenue, New York, New York 10022, and the Company must receive the proposal no later than [    ], 2014, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on [                ], 2015, and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on [            ], 2015.

Notices of intention to present proposals at the 2015 annual meeting should be addressed to Richard L. Peteka, Corporate Secretary, Solar Senior Capital Ltd., 500 Park Avenue, New York, New York 10022. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Company’s Audit Committee has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the Company’s Chief Compliance Officer. Persons who are uncomfortable submitting complaints to the Chief Compliance Officer, including complaints involving the Chief Compliance Officer, may submit complaints directly to the Company’s Audit Committee Chair. Complaints may be submitted on an anonymous basis.

The Chief Compliance Officer may be contacted at:

Chief Compliance Officer

Solar Senior Capital Ltd.

500 Park Avenue

New York, New York 10022

The Audit Committee Chair may be contacted at:

Steven Hochberg

Audit Committee Chair

Solar Senior Capital Ltd.

500 Park Avenue

New York, New York 10022

You are cordially invited to attend the 2014 Annual Meeting of Stockholders in person. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or to vote by telephone or through the Internet.

By Order of the Board of Directors

Richard L. Peteka
Corporate Secretary

New York, New York

[            ], 2014

PRIVACY NOTICE

We are committed to maintaining the privacy of our stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any non-public personal information relating to our stockholders, although certain non-public personal information of our stockholders may become available to us. We do not disclose any non-public personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

We restrict access to non-public personal information about our stockholders to employees of our investment adviser and its affiliates with a legitimate business need for the information. We will maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SOLAR SENIOR CAPITAL LTD.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 6, 2014

The undersigned stockholder of Solar Senior Capital Ltd. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints Michael S. Gross and Bruce Spohler, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Sutherland Asbill & Brennan LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036 on May 6, 2014, at 3:30 p.m., Eastern Time, and at all postponements or adjournments thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; where no choice is specified, it will be voted FOR Proposals 1 and 2, and in the discretion of the proxies with respect to matters described in Proposal 3.

Please vote, sign and date this proxy on the reverse side and return it promptly in the enclosed envelope.

(CONTINUED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS

SOLAR SENIOR CAPITAL LTD.

May 6, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Solar Senior Capital Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Solar Senior Capital Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD

IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

Please Detach and Mail in the Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

1. The election of each of the following persons (except as marked to the contrary) as a director, who will each serve as director of Solar Senior Capital Ltd. until 2017, or until his successor is duly elected and qualified.	FOR	WITHHOLD AUTHORITY	NOMINEE

	☐	☐	Michael S. Gross

	☐	☐	Leonard A. Potter

2. To approve a proposal to authorize Solar Senior Capital Ltd. to sell shares of its common stock at a price or prices below Solar Senior Capital Ltd.’s then current net asset value per share in one or more offerings, in each case subject to the approval of its board of directors and compliance with the conditions set forth in the proxy statement pertaining thereto (including, without limitation, that the number of shares issued does not exceed 25% of Solar Senior Capital Ltd.’s then outstanding common stock immediately prior to each such offering).	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.

IMPORTANT: Please sign your names exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

SIGNATURE	DATE	SIGNATURE	DATE

IF HELD JOINTLY